UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2020

FORUM ENERGY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35504	61-1488595
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10344 Sam Houston Park Drive, Suite 300

Houston, TX 77064

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 281 949-2500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FET	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

New Notes Indenture

On August 4, 2020, Forum Energy Technologies, Inc. (the “Company”), in connection with the settlement of its previously announced offer to exchange (the “Exchange Offer”) any and all of its outstanding $328.1 million aggregate principal amount of 6.250% Senior Notes due 2021 (the “Old Notes”) for newly issued 9.000% Convertible Senior Secured Notes due 2025 (the “New Notes”), issued approximately $315.5 million aggregate principal amount of New Notes pursuant to an indenture, dated as of August 4, 2020 (the “New Notes Indenture”), among the Company, the guarantors named therein, and U.S. Bank National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

The New Notes will bear interest at a rate of 9.000% per annum, payable semi-annually on April 1 and October 1 of each year, beginning on October 1, 2020. At the election of the Company, interest may be paid (i) by paying 9.000% per annum entirely in cash or (ii) by paying 6.25% per annum in cash and 2.75% per annum by increasing the principal amount of the outstanding New Notes or by issuing additional New Notes. The New Notes will mature on August 4, 2025.

The Applicable Percentage (as defined in the New Notes Indenture) of (i) any New Notes called for redemption by the Company and (ii) all New Notes outstanding on the second trading day prior to the maturity date of the New Notes, will be convertible, at the option of each holder of such New Notes, into shares of the Company’s common stock at a conversion rate of 740.7407 shares per $1,000 principal amount of New Notes converted (equivalent to a conversion price of approximately $1.35 per share of common stock), which will be subject to customary adjustments with respect to, among other things, certain dividends and distributions, mergers and reclassifications. Additionally, the Applicable Percentage of all outstanding New Notes will be automatically converted into shares of the Company’s common stock at the conversion rate then in effect per $1,000 principal amount of such New Notes if the average of the Daily VWAPs of the Common Stock over any 20 consecutive trading day period exceeds or equals $1.50. Prior to receipt of the Required Stockholder Approval (as defined in the New Notes Indenture), the amount of New Notes that may be converted will be subject to the Conversion Cap (as defined in the New Notes Indenture).

Subject to the rights of the holders of New Notes to exercise their conversion rights, the New Notes will be redeemable at the Company’s option, in whole or in part, at any time, or from time to time, prior to August 4, 2022 at a price equal to 100% of the principal amount of the New Notes, plus a “make-whole premium,” together with accrued and unpaid interest, if any, to, but not including, the date of redemption. On or after August 4, 2022, the New Notes will be redeemable, in whole or in part, at the redemption prices set forth in the New Notes Indenture, plus accrued and unpaid interest, if any, on the New Notes redeemed to, but not including, the applicable redemption date. Upon a Change of Control (as defined in the New Notes Indenture), the Company must offer to purchase the New Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to, but not including, the date of such purchase. The Company will not be permitted to redeem any New Notes prior to obtaining the Required Stockholder Approval. Any failure to obtain the Required Stockholder Approval by June 30, 2021 would be an event of default under the New Notes Indenture resulting in the automatic acceleration of all New Notes outstanding at such time.

The Company’s obligations under the New Notes are jointly and severally guaranteed on a senior basis by each of the Company’s direct and indirect domestic subsidiaries that guarantees any indebtedness of the Company under the Company’s Credit Agreement (as defined in the New Notes Indenture). The New Notes will be unconditionally guaranteed by certain of the Company’s direct and indirect domestic subsidiaries.

The New Notes Indenture contains covenants that restrict the ability of the Company and its restricted subsidiaries to: incur, assume or permit to exist additional indebtedness or guaranty obligations; declare or pay dividends or redeem or repurchase capital stock; prepay, redeem or purchase certain subordinated indebtedness; issue certain preferred stock or similar equity securities; make loans and certain investments; sell assets; incur liens; engage in transactions with affiliates; enter into agreements restricting our subsidiaries’ ability to pay dividends; and engage in mergers, acquisitions and other business combinations. Under the New Notes Indenture, if the New Notes are assigned investment grade ratings and no default or event of default has occurred and is continuing, certain of these covenants will be suspended. The New Notes Indenture also contains certain affirmative covenants and events of default.

The foregoing description of the New Notes Indenture is qualified in its entirety by reference to the full text of the New Notes Indenture, which is filed as Exhibit 4.1 hereto.

Ninth Supplemental Indenture

Additionally, on August 4, 2020, the Company entered into a ninth supplemental indenture to the indenture governing its Old Notes that gives effect to certain proposed amendments (the “Proposed Amendments”) to such indenture. The Proposed Amendments became effective as of the settlement of the Exchange Offer on August 4, 2020.

The foregoing description of the Ninth Supplemental Indenture is qualified in its entirety by reference to the full text of the Ninth Supplemental Indenture, which is filed as Exhibit 4.3 hereto.

Credit Agreement Amendment

In connection with, and becoming effective upon, the consummation of the Exchange Offer, the Company entered into an amendment (the “Credit Agreement Amendment”) to the Third Amended and Restated Credit Agreement, dated as of October 30, 2017 (as amended and supplemented, the “Credit Agreement”), among the Company, as borrower, the other borrowers and the guarantors party thereto, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties named therein.

Pursuant to the Credit Agreement Amendment, the Credit Agreement was modified to, among other things, (i) permit the consummation of the Exchange Offer and the issuance of the New Notes, (ii) reduce the aggregate amount of the commitments thereunder to $250.0 million, (iii) increase the interest rate applicable to outstanding loans to, at the option of the Company, LIBOR plus a margin of 2.50% or a base rate plus a margin of 1.50%, with a LIBOR floor equal to 0.75%, (iv) include an obligation to prepay outstanding loans with cash on hand in excess of certain thresholds, (v) limit the amount of inventory included in the borrowing base calculation, (vi) modify the trigger event for the Company’s obligation to comply with a minimum fixed charge coverage ratio and (vii) add a cross-default to the New Notes. In addition, the Credit Agreement Amendment modifies the Credit Agreement to change the maturity date to March 31, 2021, subject to extension to (i) July 1, 2021 if, on or before March 31, 2021, the New Notes are converted to common equity interests of the Company or the maturity of the New Notes is extended to a date on or after August 4, 2025 and (ii) October 30, 2022 if, on or before July 1, 2021, (a) the Old Notes are repaid or refinanced in their entirety with indebtedness maturing on or after January 31, 2023, or the maturity of the Old Notes is otherwise extended to a date on or after January 31, 2023, and (b) the New Notes are converted to common equity interests of the Company or the maturity of the New Notes is extended to a date on or after August 4, 2025.

The foregoing description of the Credit Agreement Amendment is qualified in its entirety by reference to the full text of the Credit Agreement Amendment, which is filed as Exhibit 10.1 hereto.

Registration Rights Agreement

In connection with the Exchange Offer, on August 4, 2020, the holders of New Notes party thereto entered into a Registration Rights Agreement (the “Registration Rights Agreement”). The Registration Rights Agreement provides certain holders of New Notes with certain shelf registration rights and the right to participate in certain public offerings conducted by the Company or on behalf of certain other selling stockholders.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is filed as Exhibit 10.2 hereto.

Rights Plan Amendment

On August 4, 2020 in connection with the Exchange Offer, the Company entered into an amendment (the “Rights Plan Amendment”) to that certain Rights Agreement, dated April 29, 2020, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agreement”). Pursuant to the Rights Plan Amendment, none of MacKay Shields LLC or DDJ Capital Management, LLC (the “Specified Holders”) nor any of their affiliates will be subject to the Rights Agreement as an Acquiring Person (as defined therein) so long as such

Specified Holder, together with its affiliates, does not become the beneficial owner of 20% or more of the shares of the Company’s outstanding common stock, calculated as set forth in the Rights Plan Amendment, or does not take action resulting in a 13D Event (as defined in the Rights Plan Amendment), as further described and subject to the terms set forth in the Rights Plan Amendment. Additionally, the Rights Plan Amendment provides that no holder of the New Notes will be subject to the Rights Agreement as an Acquiring Person if such holder becomes the beneficial owner of 20% or more of the shares of the Company’s outstanding common stock, but notwithstanding their beneficial ownership would otherwise be entitled to file a Schedule 13G and such holder delivers to the Company a 13G Certification (as defined in the Rights Plan Amendment).

The foregoing description of the Rights Plan Amendment is qualified in its entirety by reference to the full text of the Rights Plan Amendment, which is filed as Exhibit 10.3 hereto.

Item 2.03.	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the New Notes Indenture is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title or Description

4.1	Indenture, dated as of August 4, 2020, among the Company, the subsidiary guarantors party thereto and the Trustee and Collateral Agent.

4.2	Form of 9.000% convertible senior secured notes due 2025 (included in Exhibit 4.1).

4.3	Ninth Supplemental Indenture, dated as of August 4, 2020, among the Company, the subsidiary guarantors party thereto and the Trustee.

10.1	Credit Agreement Amendment, dated as of August 4, 2020, among the Company, the other borrowers and the guarantors party thereto, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties named therein.

10.2	Registration Rights Agreement, dated as of August 4, 2020, among the Company and holders of New Notes party thereto.

10.3	Rights Plan Amendment, dated as of August 4, 2020, among the Company and American Stock Transfer & Trust Company, LLC.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2020	FORUM ENERGY TECHNOLOGIES, INC.

/s/ John C. Ivascu
John C. Ivascu
Executive Vice President, General Counsel, Chief Compliance Officer and Secretary